Exhibit 10.1

SUBORDINATED PROMISSORY NOTE

US$15,000,000	March 31, 2022

1.                  Promise to Pay

FOR VALUE RECEIVED the undersigned McEwen Mining Inc. (the "Borrower") unconditionally promises to pay to Evanachan Limited (the "Lender"), its successors (including any successor by reason of amalgamation) and assigns, or to its order, at its offices at 150 King Street West, Suite 2800, Toronto, Ontario M5H 1J9 (or at such other address as the Lender shall notify the Borrower), in lawful money of the United States of America, the principal sum of Fifteen Million Dollars (US$15,000,000) (the "Principal Amount") together with interest on the Principal Amount outstanding from time to time. The Principal Amount shall be due and be paid on September 30, 2025 (the "Maturity Date").

2.                  Interest

The Principal Amount outstanding at any time, and from time to time, and any overdue interest, shall bear interest at the rate equal to 8% per annum, both before and after demand, default, and judgment. Such interest shall be calculated and payable monthly in arrears when not in default on the last day of each month and, after default, payable on demand.

3.                  Criminal Rate of Interest

In no event shall the aggregate "interest" (as defined in Section 347 (the "Criminal Code Section") of the Criminal Code (Canada)) payable to the Lender under this Note exceed the effective annual rate of interest lawfully permitted under the Criminal Code Section. Further, if any payment, collection or demand pursuant to this Note in respect of such "interest" is determined to be contrary to the provisions of the Criminal Code Section, such payment, collection, or demand shall be deemed to have been made by mutual mistake of the Lender and the Borrower and such "interest" shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in the receipt by the Lender of interest at a rate not in contravention of the Criminal Code Section.

4.                  Interest Act (Canada)

Each interest rate which is calculated under this Note on any basis other than a full calendar year (the "deemed interest period") is, for the purposes of the Interest Act (Canada), equivalent to a yearly rate calculated by dividing such interest rate by the actual number of days in the deemed interest period, then multiplying such result by the actual number of days in the calendar year (365 or 366).

5.                  Application of Payments

Any payments in respect of amounts due under this Note shall be applied first in satisfaction of any accrued and unpaid interest, and then to the principal amount outstanding under this Note.

6.                  Events of Default

All amounts due under this Note shall, subject first to the repayment of all obligations owing under the Credit Agreement (as defined below), become due and payable without any notice to the Borrower if any one or more of the following events of default has occurred and is continuing:

(a)               the Borrower fails to make payment when due of the Principal Amount outstanding or of any accrued interest;

(b)               the Borrower is unable to meet its obligations as they generally become due;

(c)               an event of default occurs and is continuing under that certain amended and restated credit agreement dated as of June 25, 2020 (as may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, the "Credit Agreement") among, inter alios, the Borrower, as borrower, the lenders from time to time party thereto, and Sprott Private Resource Lending II (Collector), LP, as administrative agent ("Sprott"); or

(d)               a proceeding in bankruptcy or insolvency of the Borrower or for a receiver or trustee for any of its property is filed by or against the Borrower.

7.                  Prepayment

Prior to demand, the Borrower shall be entitled to prepay all or any portion of the amounts outstanding under this Note without premium or penalty.

8.                  Governing Law and Successors

This Note is made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario, and shall enure to the benefit of the Lender and its successors and assigns, and shall be binding on the Borrower and its successors and permitted assigns.

9.                  Waiver by the Borrower

The Borrower waives presentment for payment, notice of non-payment, notice of dishonour, and notice of protest of this Note. The Borrower also waives the benefits of division and discussion and the right to assert in any action or proceeding with regard to this Note any set-offs or counterclaims which the Borrower may have.

10.              No Waiver by the Lender

Neither the extension of time for making any payment which is due and payable under this Note at any time or times, nor the failure, delay, or omission of the Lender to exercise or enforce any of its rights or remedies under this Note, shall constitute a waiver by the Lender of its right to enforce any such rights and remedies subsequently. The single or partial exercise of any such right or remedy shall not preclude the Lender's further exercise of such right or remedy or any other right or remedy.

[signature page follows]

MCEWEN MINING INC.

By:	/s/ Anna Ladd-Kruger
Name: Anna Ladd-Kruger
Title: Chief Financial Officer

By:	/s/ Peter Mah
Name: Peter Mah
Title: Chief Operating Officer

Each, for and on behalf of the Borrower.